Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to Registration Statements (Form S-3 No. 333-69768 and 333-63642) and related Prospectus of Midway Games Inc. and to the incorporation by reference therein of our report dated February 13, 2004, except for Note 13, as to which the date is March 3, 2004, with respect to the consolidated financial statements and schedule of Midway Games Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
November 9, 2004